Exhibit 99.1

M  A  C  K  —  C  A  L  I    R  E  A  L  T  Y    C  O  R  P  O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

Contacts:	Anthony Krug Mack-Cali Realty Corporation Chief Financial Officer (732) 590-1030	Ilene Jablonski Mack-Cali Realty Corporation Vice President of Marketing (732) 590-1528

MACK-CALI ANNOUNCES NEW EXECUTIVE LEADERSHIP TEAM

Mitchell E. Rudin to Serve as Chief Executive Officer

and Michael J. DeMarco to Serve as President and Chief Operating Officer

Edison, New Jersey—June 3, 2015—Mack-Cali Realty Corporation (NYSE: CLI), a leading owner, manager, and developer of class A office and luxury multi-family real estate throughout the Washington, D.C. to Boston corridor, today announced a new executive leadership team of Mitchell E. Rudin and Michael J. DeMarco. Effective immediately, Mr. Rudin will serve as chief executive officer and Mr. DeMarco will serve as president and chief operating officer.

Messrs. Rudin and DeMarco are accomplished industry veterans, each with more than 30 years of experience in real estate. Most recently, Mr. Rudin served as the president and chief executive officer of U.S. Commercial Operations at Brookfield Office Properties and prior to that he served as the president and chief executive officer of the New York Tri-State Region for CBRE, Inc. Mr. DeMarco’s expertise is in the areas of investment banking, capital markets, and restructuring of operations, which includes his time as a senior managing director at Lehman Brothers, a managing director at Fortress Investment Group, and an executive vice president at Vornado Realty Trust.

“Following an extensive process undertaken by Mack-Cali’s board of directors, in consultation with a leading executive search firm, we are excited to have attracted senior leaders with such a broad and complementary range of skills and experience to lead the Company forward,” said William Mack, chairman of the board. “Mitch and Mike will work closely with Marshall Tycher, president of Roseland, our multi-family subsidiary. Additional senior members of the team include Tony Krug, chief financial officer, and Gary Wagner, chief legal officer and secretary. We are confident that together they comprise one of the finest office and multi-family management teams in the industry. I look forward to the Company’s next chapter, and am confident that we have identified the right leaders to oversee Mack-Cali’s continuing transformation. We invite all our investors to meet the new team at the upcoming NAREIT conference.”

“This is an exciting time for Mack-Cali. Mike, Marshall, and I are pleased to have the opportunity to lead the Company in its next phase of growth and development,” said Mr. Rudin. “Mack-Cali has an outstanding portfolio of premier assets and an impressive team of employees. I look forward to working together with Mitch and Marshall to create and execute the Company’s strategic plan,” said Mr. DeMarco.

“On behalf of the board of directors, I want to thank Mitchell Hersh for his years of dedication and service to Mack-Cali,” added Mr. Mack. “As president and CEO, Mitch developed a portfolio of class A office assets, and more recently he led the Company’s diversification into the multi-family sector. We greatly appreciate all that he’s done over the years to help build Mack-Cali and wish him great success in the future.”

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its class A real estate portfolio. Mack-Cali owns or has interests in 282 properties, consisting of 262 office and office/flex properties totaling approximately 30.8 million square feet  and 20 multi-family rental properties containing approximately 5,800 residential units, all located in the Northeast. The properties enable the Company to provide a full complement of real estate opportunities to its diverse base of commercial and residential tenants.

Additional information on Mack-Cali Realty Corporation and the commercial real estate properties and multi-family residential communities available for lease can be found on the Company’s website at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

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